EXHIBIT 99.1

Otelco Reports Third Quarter 2019 Operational and Financial Results

ONEONTA, Ala., Nov. 05, 2019 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its third quarter ended September 30, 2019. Key operational and financial highlights for Otelco include:

  Total revenues of $15.8 million.
  Operating income of $3.8 million.
  Net income of $1.8 million.
  Consolidated EBITDA (as defined below) of $5.8 million.
  Capital expenditures of $3.2 million.
  Scheduled principal payments of $1.1 million.

THIRD QUARTER RESULTS
The Company reported revenue of $15.8 million, a 3.0% decrease from $16.3 million in third quarter 2018. The loss of residential voice customers and competitive pricing pressures on internet services, combined with the annual impact of decreases in selected FCC high-cost subsidy programs, were the primary drivers of the decline. The Company noted that the rate of decline in customers decreased in third quarter 2019 compared to the two previous quarters, likely impacted by the announced fiber deployments and network upgrades that are planned to increase the data speeds available to customers. Third quarter results included a $0.1 million increase in revenue from second quarter 2019, driven by a one-time 2019 true-up payment of a similar amount, related to the Company’s election of A-CAM for its Vermont RLEC earlier this year. Cost of services decreased less than $0.1 million, or 0.5%, in third quarter 2019 from the same period in 2018, while selling, general and administrative expense increased by $0.1 million, or 5.2%, over 2018, as the Company began developing marketing plans to support implementation of its long-term network design plans completed in second quarter 2019.

Net income decreased 21.8% to $1.8 million in third quarter 2019, compared to $2.3 million in third quarter 2018. Basic net income was $0.53 per share for third quarter 2019, compared to $0.69 per share in the same period of 2018. Consolidated EBITDA (as defined below) was $5.8 million for third quarter 2019, compared to $6.4 million for the same period in the previous year, primarily driven by lower revenue and a change in senior executive incentive compensation to cash in 2019 from stock-based incentive in 2018.

The Company made its scheduled $1.1 million principal payment on its credit agreement with CoBank in third quarter 2019, reducing the loan balance to $71.3 million. As of September 30, 2019, the ratio of debt, net of cash, to Consolidated EBITDA was 2.77, reflecting the mandatory payments and voluntary prepayments made on the debt since its inception in November 2017. During third quarter 2019, capital investment increased to $3.2 million, compared to $2.4 million in the same period of 2018. For the year 2019, the Company expects to invest a total of $11.5 million to upgrade and maintain its network. This investment level represents a 44.1% increase in investment in the business over 2018 and the second year of double digit increases in investment aimed at providing customers increased internet speeds to reduce customer churn. During third quarter, Otelco also continued the work necessary to prepare for the deployment of VDSL (Very high-speed Digital Subscriber Line) throughout all of its service areas and the upgrade of its cable distribution network to DOCSIS 3.1 next year. Along with its fiber deployment plans, these investments will increase speeds and improve quality of service for the customer.

FIBER EXPANSION
During the third quarter, Otelco completed 96 miles of the distribution fiber it has built this year as part of its announced fiber expansion plans, passing approximately 630 locations. Another 850 locations were passed with fiber in the month of October and released for marketing and sales efforts. The Company has over 3,300 fiber miles, of which more than 2,300 miles are owned fiber. Distribution fiber represents 760 miles, or 33.0% of owned fiber, as of the end of third quarter 2019.

FCC AND REGULATORY UPDATES
The Company’s transition in Vermont to ACAM II funding has been completed with funding via this program beginning in September, which included a positive retroactive true-up dating back to January of this year. The shift to A-CAM funding will have a slightly positive impact on 2019 revenue and, more importantly, provide revenue stability for the ten-year life of the program.

MUNICIPAL COLLABORATION
In its ongoing involvement with municipalities, Otelco is nearing completion of its fiber expansion plan in the town of Alton, Maine. This collaborative project, which includes funding from the town and the State’s ConnectME Authority, will bring another 260 residence and business locations online. Approximately 100 of these locations are included in Otelco’s A-CAM commitment in Maine.

THIRD QUARTER EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, November 6, 2019, at 11:30 a.m. (Eastern Time). To participate in the call, investors should dial (856) 344-9221 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 2896913.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services to more than 32,000 customers in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long-distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Third Quarter 2019 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Change
	2019	2018	Amount	Percent
Revenues	$15,762	$16,252	$(490)	(3.0)%
Operating income	$3,841	$4,536	$(695)	(15.3)%
Interest expense	$(1,315)	$(1,459)	$(144)	(9.9)%
Net income available to stockholders	$1,819	$2,326	$(507)	(21.8)%
Basic net income per share	$0.53	$0.69	$(0.16)	(23.2)%
Diluted net income per share	$0.53	$0.67	$(0.14)	(20.9)%

Consolidated EBITDA	$5,790	$6,450	$(660)	(10.2)%
Capital expenditures	$3,157	$2,412	$745	30.9%

	Nine Months Ended September 30,		Change
	2019	2018	Amount	Percent
Revenues	$47,175	$49,867	$(2,692)	(5.4)%
Operating income	$11,312	$13,768	$(2,456)	(17.8)%
Interest expense	$(4,044)	$(4,384)	$(340)	(7.8)%
Net income available to stockholders	$5,816	$7,230	$(1,414)	(19.6)%
Basic net income per share	$1.71	$2.13	$(0.42)	(19.7)%
Diluted net income per share	$1.70	$2.10	$(0.40)	(19.0)%

Consolidated EBITDA	$17,828	$19,665	$(1,837)	(9.3)%
Capital expenditures	$7,594	$5,710	$1,884	33.0%

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited with the exception of December 31, 2018 being audited)

	September 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$5,298	$4,657
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $283 and $577, respectively	3,943	4,183
Other	1,914	1,899
Materials and supplies	4,250	2,802
Prepaid expenses	1,182	1,198
Other assets	260	-
Total current assets	16,847	14,739

Property and equipment, net	54,283	52,073
Goodwill	44,976	44,976
Intangible assets, net	625	919
Operating lease right-of-use asset	907	-
Investments	1,479	1,498
Interest rate cap	-	4
Other assets	496	143
Total assets	$119,613	$114,352

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,997	$1,331
Accrued expenses	6,131	5,054
Advance billings and payments	1,508	1,614
Customer deposits	45	48
Current operating lease liability	325	-
Current maturity of long-term notes payable, net of debt issuance cost	3,922	3,904
Total current liabilities	13,928	11,951

Deferred income taxes	20,145	20,145
Advance billings and payments	2,092	2,234
Other liabilities	1	13
Long-term operating lease liability	582	-
Long-term notes payable, less current maturities and debt issuance cost	66,157	69,107
Total liabilities	102,905	103,450

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,410,936 and 3,388,624 shares, respectively	34	34
Additional paid in capital	4,203	4,213
Retained earnings	12,471	6,655
Total stockholders' equity	16,708	10,902
Total liabilities and stockholders' equity	$119,613	$114,352

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$15,762	$16,252	$47,175	$49,867

Operating expenses
Cost of services	7,542	7,578	22,630	23,026
Selling, general and administrative expenses	2,506	2,382	7,535	7,691
Depreciation and amortization	1,873	1,756	5,698	5,382
Total operating expenses	11,921	11,716	35,863	36,099

Income from operations	3,841	4,536	11,312	13,768

Other income (expense)
Interest expense	(1,315)	(1,459)	(4,044)	(4,384)
Other income	5	83	604	252
Total other expense	(1,310)	(1,376)	(3,440)	(4,132)

Income before income tax expense	2,531	3,160	7,872	9,636
Income tax expense	(712)	(834)	(2,056)	(2,406)

Net income	$1,819	$2,326	$5,816	$7,230

Weighted average number of common shares outstanding:
Basic	3,410,936	3,388,624	3,410,936	3,388,624
Diluted	3,431,229	3,454,936	3,431,229	3,438,386

Basic net income per common share	$0.53	$0.69	$1.71	$2.13

Diluted net income per common share	$0.53	$0.67	$1.70	$2.10

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$5,816	$7,230
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	5,465	5,135
Amortization	233	247
Amortization of loan costs	342	354
Non-cash lease amortization	166	-
Provision for uncollectible accounts receivable	163	283
Stock-based compensation	173	207
Changes in operating assets and liabilities
Accounts receivable	(198)	(704)
Materials and supplies	(1,448)	(73)
Prepaid expenses and other assets	(337)	2,030
Accounts payable and accrued expenses	1,743	959
Advance billings and payments	(248)	(223)
Other liabilities	(182)	15
Net cash from operating activities	11,688	15,460

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(7,594)	(5,710)
Net cash used in investing activities	(7,594)	(5,710)

Cash flows used in financing activities:
Loan origination costs	(12)	(37)
Principal repayment of long-term notes payable	(3,262)	(9,262)
Interest rate cap	4	(40)
Retirement of CoBank equity	-	119
Tax withholdings paid on behalf of employees for restricted stock units	(183)	(380)
Net cash used in financing activities	(3,453)	(9,600)

Net increase in cash and cash equivalents	641	150
Cash and cash equivalents, beginning of period	4,657	3,570

Cash and cash equivalents, end of period	$5,298	$3,720

Supplemental disclosures of cash flow information:
Interest paid	$3,717	$4,029

Income taxes paid (refund)	$1,234	$(563)

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income					Twelve Months
	Three Months Ended September 30,		Nine Months Ended September 30,		Ended September 30,
	2019	2018	2019	2018	2019
Net income	$1,819	$2,326	$5,816	$7,230	$8,054
Add: Depreciation	1,798	1,677	5,465	5,135	7,236
Interest expense less interest income	1,198	1,343	3,692	4,029	5,030
Interest expense - amortize loan cost	112	116	342	354	464
Income tax expense	712	834	2,056	2,407	2,395
Amortization - intangibles	75	79	233	247	312
Stock-based compensation	59	56	172	207	273
Loan fees	17	19	52	56	69
Consolidated EBITDA	$5,790	$6,450	$17,828	$19,665	$23,833

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of the Leverage ratio as of September 30, 2019.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of September 30, 2019
($000)

Notes payable	$70,079
Debt issuance costs	1,221
Notes outstanding	$71,300

Less cash	(5,298)
Notes outstanding, net of cash	$66,002
Consolidated EBITDA for the
last twelve months	$23,833

Leverage ratio	2.77

Contact:   Curtis Garner
                  Chief Financial Officer
                  Otelco Inc.
                  205-625-3580
                  Curtis.Garner@Otelco.com